KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2016 Second Quarter Financial Results

Company to Host Conference Call on August 12, 2016 at 8:30 a.m. ET

Kingston, NY — August 11, 2016 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced its financial results for the quarter ended June 30, 2016.

Financial and Operational Highlights
2016 Second Quarter
(All results are compared to prior year period unless otherwise noted)

- Net income increased 19.5% to $2,842,000, or $.36 per diluted share
- Net operating income[1] increased 11.6% to $2,655,000, or $.34 per diluted share
- Net premiums earned increased 38.1% to $15.0 million
- Direct written premiums in continuing lines of business[1] increased 13.1%; Personal lines grew by 16.1%
- Net combined ratio of 73.7% compared to 68.5%
- Return on average common equity (annualized) of 22.7% compared to 22.9%
- Operating return on average common equity (annualized)[1] of 21.2% compared to 22.9%
- Book value per share increased to $6.80, up 18.7% (7.6% from Q1 2016)
- Dividend declared of $.0625 per share payable September 15th.

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(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures" below.

Kingstone Announces Quarterly Dividend of $0.0625 per share

The Company also announced that its Board of Directors declared a quarterly dividend of $0.0625 per share payable on September 15, 2016 to stockholders of record at the close of business on August 31, 2016.

Management Commentary

Kingstone's Chairman and CEO, Barry Goldstein, commented about the second quarter, "I am very pleased to report that we posted our single most profitable quarter ever, earning $.36 per share on a fully diluted basis. Net income for the quarter was a record $2,842,000, resulting in an ROE of 22.7%.

This was but one milestone we are very proud to have achieved during the quarter. Others include the following:

- Annualized premium writings now exceed $100 million.

- Cash and investments now exceed $100 million. While maintaining our investment focus on capital preservation and income generation, during the second quarter we completed the restructuring of our bond portfolio that began in late 2015. This has resulted in a reduction in average effective maturity to 4.9 years and a reduction in duration to 4.2 years. At the same time, with the addition of higher rated securities, we have seen the overall rating of the bond portfolio increase to A-.

Recently it was announced that A.M. Best "stair stepped" our Issuer Credit Rating to BBB Positive Outlook. We continue to move towards our goal of attaining a Financial Strength Rating of A- Excellent for Kingstone Insurance Company, but are dismayed at the slow pace of the process over which we have no control.

Direct written premiums from continuing lines of business[1] grew by 13.1%. The run off of commercial auto was completed and the slowing growth in livery physical damage continued during Q2. These lines detracted from the overall growth rate. In spite of the heightened competition, the personal lines growth rate continued to be strong, at over 16% for the quarter. We'll soon pull the lever to begin writing new personal lines business in New Jersey. We look forward to the expansion of our commercial lines BOP product with the introduction of our first on-line rater for BOP in late Q3.

Overall, our profitability was driven by the net loss ratio for the quarter of 38.6%, down 5.3 points from last year's 43.9%. The elimination of the commercial auto line has and will reduce the volatility in our results going forward. With the new net quota share reinsurance treaty now in place, having the same 40% cede as in the prior treaty, the quarterly comparisons will be more easily understood."

Kingstone's SVP and Chief Actuary, Ben Walden, elaborated on the loss ratio and growth rate for the quarter. "We are extremely pleased with our results for the quarter. Claim frequency continued to improve in the second quarter of 2016, driven mostly by favorable trends in our personal lines business. We also observe improved loss ratio trends in our commercial lines business, as the actions made in prior periods to strengthen reserves and claims handling processes continue to have a positive impact on our calendar quarter results. The commercial auto business is no longer a drag on earnings, as all in-force policies have now been run off. We continue to close the remaining commercial auto cases at levels consistent with or lower than existing reserves. Direct written premium growth remained strong, particularly for personal lines business. We continue to see ample opportunities to take advantage of market conditions and further expand our business. Favorable loss ratio trends, combined with continued growth in new business and strong renewal retention, resulted in record-high underwriting profits this quarter. "

Mr. Walden added, "Our core net loss ratio excluding severe winter weather and prior year loss development decreased 6.1 points from 42.6% to 36.5% in Q2 2016 as compared to Q2 2015. The improvement was driven by reduced claim frequency and a moderation in claims severity. The moderation in average claims severity was attributable to a decrease in the number of larger fire and liability claims compared to the prior period. There was no additional impact from Q1 2016 winter weather claims recorded this quarter. We did record 2.1 points of prior year loss development, as we have adjusted our assumptions relating to legal expenses associated with the settlement of larger liability claims. Despite the strengthening taken in the second quarter, overall year-to-date prior year loss development remains favorable through the first two quarters of 2016."

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(1) This measure is not based on GAAP and is defined and reconciled to the most directly comparable GAAP measure in "Information Regarding Non-GAAP Measures" below.

August 11, 2016

Financial Highlights Table

Financial Highlights ($ in thousands except per share data)	Three Months Ended June 30, 2016	2015	% Change	Six Months Ended June 30, 2016	2015	% Change
Direct written premiums*	$ 26,161	$ 23,166	12.9%	$ 49,204	$ 42,656	15.4%
Net written premiums*	$ 16,953	$ 13,132	29.1%	$ 31,615	$ 24,010	31.7%
Net premiums earned	$ 15,011	$ 10,866	38.1%	$ 29,543	$ 21,252	39.0%
Total ceding commission revenue	$ 2,569	$ 3,656	-29.7%	$ 5,339	$ 6,745	-20.8%
Net investment income	$ 764	$ 626	22.0%	$ 1,577	$ 1,201	31.3%
U.S. GAAP Net income	$ 2,842	$ 2,379	19.5%	$ 3,383	$ 2,762	22.5%
U.S. GAAP Diluted EPS	$ 0.36	$ 0.32	12.5%	$ 0.44	$ 0.38	15.8%
Comprehensive income	$ 3,232	$ 1,511	113.9%	$ 4,699	$ 2,404	95.5%
Net operating income*	$ 2,655	$ 2,378	11.6%	$ 3,143	$ 2,806	12.0%
Net operating income diluted EPS*	$ 0.34	$ 0.32	6.3%	$ 0.41	$ 0.39	5.1%
Return on average equity (annualized)	22.7%	22.9%	-0.2 pts	13.7%	13.4%	0.3 pts
Net loss ratio	38.6%	43.9%	-5.3 pts	51.7%	55.7%	-4.0 pts
Net underwriting expense ratio	35.1%	24.6%	10.5 pts	33.4%	27.2%	6.2 pts
Net combined ratio*	73.7%	68.5%	5.2 pts	85.1%	82.9%	2.2 pts
Effect of catastrophes on net combined ratio	0 pts	3.1 pts	-3.1 pts	4.8 pts	15.5 pts	-10.7 pts
Net combined ratio excluding the effect of catastrophes*	73.7%	65.4%	8.3 pts	80.3%	67.4%	12.9 pts

* These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "information Regarding Non-GAAP Measures."

2016 Second Quarter Review

Net Income:
Net income increased 19.5% to $2.84 million during the three month period ended June 30, 2016, compared to net income of $2.38 million in the prior-year period. The increase can be attributed to a 38.1% increase in net premiums earned as a result of growth and changes in quota share reinsurance, a 22.0% increase in net investment income, and an improvement in the net loss ratio that was offset by an increase in the net underwriting expense ratio.

Earnings per share ("EPS"):
Kingstone reported EPS of $.36 per diluted share for the three months ended June 30, 2016, compared to $.32 per diluted share for the three months ended June 30, 2015. EPS for the three month periods ended June 30, 2016 and June 30, 2015 was based on 7.85 million and 7.36 million diluted weighted average shares outstanding, respectively.

Direct Written Premiums[1], Net Written Premiums[1] and Net Premiums Earned:
Direct written premiums[1] for the second quarter of 2016 were $26.2 million, an increase of 12.9% from $23.2 million in the prior year period. The increase is attributable to a 17.3% increase in the total number of policies in-force for continuing lines as of June 30, 2016 from June 30, 2015.

The Company's growth rate for its continuing lines of business was 13.1% during the second quarter of 2016. The Company completed the non-renewal of its existing commercial auto policies as of April 30, 2016.

Net written premiums[1] increased 29.1% to $17.0 million during the three month period ended June 30, 2016 from $13.1 million in the prior year period. This change is after taking into account the change from a gross to net quota share treaty as of July 1, 2015. The change to a net quota share treaty shifted all of the catastrophe reinsurance cost to the Company. The treaty change increased the ceded catastrophe premiums, resulting in an incremental reduction to net written premiums.

Net premiums earned for the quarter ended June 30, 2016 increased 38.1% to $15.0 million, compared to $10.9 million in the quarter ended June 30, 2015. The increase was primarily due to the Company's continuing growth, in addition to retaining a higher percentage of its premiums due to the reduction of the quota share percentage in its personal lines quota share treaty on July 1, 2015.

Net Loss Ratio:
For the quarter ended June 30, 2016, the Company's net loss ratio was 38.6%, compared to 43.9% in the prior year, an improvement of 5.3 points.

The core net loss ratio excluding prior year development and severe winter weather was 36.5%, which was 6.1 points lower than the core net loss ratio of 42.6% recorded for 2015. There was no impact from winter weather claims in the quarter, compared to a 1.6 point impact in the quarter ended June 30, 2015. The impact of prior year development was unfavorable by 2.1 points for the quarter, compared to favorable prior year development of 0.3 points for the quarter ended June 30, 2015.

Net Underwriting Expense Ratio:
For the quarter ended June 30, 2016, the ratio of other underwriting expenses to direct earned premiums was 15.2% as compared to 14.8% in the prior year period. The Company believes that utilizing the ratio of other underwriting expenses to direct earned premiums offers a consistent comparison between periods when there is a change in quota share ceding percentages.

For the quarter ended June 30, 2016, the Company's net underwriting expense ratio increased to 35.1% from 24.6% in the prior year period. The increase was due to the impact that reduced quota share ceding commission revenues have in relation to net premiums earned, resulting from the decrease in personal lines quota share ceding percentage to 40% from 55% on July 1, 2015. Changes in quota share ceding percentages make comparisons of the net underwriting expense ratio between periods less meaningful.

Net Combined Ratio:
Kingstone's net combined ratio was 73.7% for the three month period ended June 30, 2016, compared to 68.5% for the prior year period.

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(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures" below.

Balance Sheet / Investment Portfolio

Kingstone's cash and investment holdings were $104.1 million at June 30, 2016, compared to $90.4 million at December 31, 2015. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 87.7% of total investments at June 30, 2016, and 88.0% at December 31, 2015. The Company's effective duration on its fixed-income portfolio is 4.2 years, and this measure has declined steadily over the past several quarters.

Net investment income increased 22.0% to $764,000 for the second quarter of 2016 from $626,000 in the prior year period, largely due to an increase in invested assets. The fixed income portfolio restructuring added higher quality AA+ Agency backed mortgage bonds as an asset class. This had the effect of reducing the average effective maturity and duration of our fixed income portfolio. The purchase of higher rated securities in the lower interest rate environment of the second quarter led to a reduction in the pre-tax equivalent investment yield on estimated annual income, excluding cash, to 4.04% at June 30, 2016 as compared to 4.85% as of June 30, 2015.

Accumulated Other Comprehensive Income (AOCI), net of tax

During the quarter ended June 30, 2016, AOCI increased by $.4 million to $1.8 million.

Book Value

The Company's book value per share at June 30, 2016 was $6.80, an increase of 18.7% compared to $5.73 at June 30, 2015 and a sequential quarterly increase from March 31, 2016 of 7.6%

	30-Jun-16	31-Mar-16	31-Dec-15	30-Sep-15	30-Jun-15
Book Value Per Share	$ 6.80	$ 6.32	$ 6.18	$ 6.00	$ 5.73
% Increase from specified period to 6/30/2016		*7.6%*	*10.0%*	*13.3%*	*18.7%*

Conference Call Details

Management will discuss the Company's operations and its financial results in a conference call on Friday, August 12, 2016, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format on the Kingstone Companies website at http://www.kingstonecompanies.com/. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link: Kingstone 2016 Second Quarter Conference Call. The webcast will be archived and accessible for approximately 30 days.

Information Regarding Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

Net premiums earned - is the GAAP measure most closely comparable to direct written premiums and net written premiums. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company's performance and evaluate results. Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company's net premiums earned.

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,			
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
(000's except percentages)								
Direct and Net Written Premiums Reconciliation:								
Direct written premiums in continuing lines of business (i.e., excluding commercial auto)	$26,157	$23,121	$ 3,036	13.0 %	$49,209	$42,076	$ 7,133	17.0 %
Commercial auto direct written premiums	4	45	(41)	(91.1) %	(5)	580	(585)	(100.9) %
Direct written premiums	26,161	23,166	2,995	12.9 %	49,204	42,656	6,548	15.4 %
Assumed written premiums	11	14	(3)	(21.4) %	16	22	(6)	(27.3) %
Ceded written premiums	(9,219)	(10,048)	829	(8.3) %	(17,605)	(18,668)	1,063	(5.7) %
Net written premiums	16,953	13,132	3,821	29.1 %	31,615	24,010	7,605	31.7 %
Change in unearned premiums	(1,942)	(2,266)	324	(14.3) %	(2,072)	(2,758)	686	(24.9) %
Net premiums earned	**$15,011**	**$10,866**	**$ 4,145**	**38.1 %**	**$29,543**	**$21,252**	**$ 8,291**	**39.0 %**

Net operating income - is net income exclusive of realized investment gains, net of tax. Net income is the GAAP measure most closely comparable to net operating income.
Operating return on average common equity - is net operating income divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income and operating return on average common equity, along with other measures, to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income and operating return on average common equity are provided as supplemental information, are not a substitute for net income or return on average common equity and do not reflect the Company's overall profitability or return on average common equity.

The following table reconciles the net operating income to net income and the operating return on average common equity to return on average common equity for the periods indicated:

	Three Months Ended June 30, 2016		Three Months Ended June 30, 2015		Six Months Ended June 30, 2016		Six Months Ended June 30, 2015	
	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share
(000's except per common share amounts)								
Net Operating Income and Diluted Earnings per Common Share Reconciliation:								
Net income	**$ 2,842**	**$ 0.36**	**$ 2,379**	**$ 0.32**	**$ 3,383**	**$ 0.44**	**$ 2,762**	**$ 0.38**
Net realized (gain) loss on investments	(283)		(2)		(364)		65	
Less tax effect on realized gains	(96)		(1)		(124)		21	
Net realized (gain) loss on investments, net of taxes	(187)	$ (0.02)	(1)	$ -	(240)	$ (0.03)	44	$ 0.01
Net operating income	**$ 2,655**	**$ 0.34**	**$ 2,378**	**$ 0.32**	**$ 3,143**	$ 0.41	**$ 2,806**	**$ 0.39**
Weighted average diluted shares outstanding	7,853,284		7,362,988		7,607,231		7,355,908	
Operating Return on Average Common Equity (Annualized) Reconciliation:								
Net income	**$ 2,842**		**$ 2,379**		**$ 3,383**		**$ 2,762**	
Average common equity	$ 50,007		$ 41,470		$ 49,534		$ 47,907	
Return on average common equity (annualized)	**22.7%**		**22.9%**		**27.3%**		**23.1%**	
Net realized (gain) loss on investments, net of taxes	$ (187)		$ (1)		$ (240)		$ 44	
Average common equity	$ 50,007		$ 41,470		$ 49,534		$ 47,907	
Effect of net realized (gain) loss on investments, net of taxes, on return on average common equity (annualized)	-1.5%		0.0%		-1.9%		0.4%	
Net operating income	**$ 2,655**		**$ 2,378**		**$ 3,143**		**$ 2,806**	
Average common equity	$ 50,007		$ 41,470		$ 49,534		$ 47,907	
Operating return on average common equity (annualized)	**21.2%**		**22.9%**		**12.7%**		**11.7%**	

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The following table reconciles the net combined ratio excluding the effects of catastrophes to the net combined ratio for the periods indicated:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,			
	2016	2015	Percentage Point Change		2016	2015	Percentage Point Change	
Net Combined Ratio Excluding the Effect of Catastrophes Reconciliation:								
Net combined ratio excluding the effect of catastrophes	**73.7%**	**65.4%**	**8.3**	**pts**	**80.3%**	**67.4%**	**12.9**	**pts**
Effect of catastrophe losses								
Net loss and loss adjustment expenses	0.0%	1.6%	(1.6)	pts	4.8%	9.5%	(4.7)	pts
Ceding commission revenue	0.0%	1.5%	(1.5)	pts	0.0%	6.0%	(6.0)	pts
Total effect of catastrophe losses	0.0%	3.1%	(3.1)	pts	4.8%	15.5%	(10.7)	pts
Net combined ratio	**73.7%**	**68.5%**	**5.2**	**pts**	**85.1%**	**82.9%**	**2.2**	**pts**

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Texas and Rhode Island. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

August 11, 2016

CONTACT:
Kingstone Companies, Inc.
Amanda Goldstein
Investor Relations Director
(845) 802-7900

August 11, 2016

The following table summarizes gross and net written premiums[1], net premiums earned, and loss and loss adjustment expenses by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,	
	2016	2015	2016	2015
Gross written premiums(1):				
Personal lines	$19,697,839	$16,964,187	$ 37,138,925	$ 31,201,904
Commercial lines	3,677,159	3,501,849	6,805,297	6,301,219
Commercial auto(2)	3,770	44,517	(5,023)	579,753
Livery physical damage	2,720,538	2,585,442	5,152,453	4,458,057
Other(3)	72,705	84,029	128,762	136,431
Total	$ 26,172,011	$ 23,180,024	$ 49,220,414	$ 42,677,364
Net written premiums(1):				
Personal lines	$ 10,831,897	$ 7,219,565	$ 20,217,335	$ 13,172,346
Commercial lines	3,343,859	3,221,303	6,158,764	5,759,078
Commercial auto(2)	3,770	42,957	(4,715)	528,871
Livery physical damage	2,720,538	2,585,442	5,152,453	4,458,057
Other(3)	52,618	62,426	90,720	91,276
Total	$ 16,952,682	$ 13,131,693	$ 31,614,557	$ 24,009,628
Net premiums earned:				
Personal lines	$ 9,826,564	$ 6,238,924	$ 19,290,460	$ 12,199,399
Commercial lines	2,772,822	2,452,598	5,453,547	4,864,741
Commercial auto(2)	9,941	521,276	95,029	1,183,908
Livery physical damage	2,362,889	1,613,890	4,618,743	2,920,467
Other(3)	38,659	39,027	84,771	82,999
Total	$ 15,010,875	$ 10,865,715	$ 29,542,550	$ 21,251,514
Net loss and loss adjustment expenses:				
Personal lines	$ 3,137,613	$ 1,803,347	$ 10,686,164	$ 6,151,918
Commercial lines	1,181,456	1,831,195	2,092,290	3,298,888
Commercial auto(2)	(432)	238,328	(456,918)	577,536
Livery physical damage	946,101	582,288	1,934,654	1,130,029
Other(3)	95,902	34,654	171,981	111,800
Unallocated loss adjustment expenses	426,196	281,001	842,520	563,859
Total	$ 5,786,836	$ 4,770,813	$ 15,270,691	$ 11,834,030
Net loss ratio:				
Personal lines	31.9%	28.9%	55.4%	50.4%
Commercial lines	42.6%	74.7%	38.4%	67.8%
Commercial auto(2)	-4.3%	45.7%	-480.8%	48.8%
Livery physical damage	40.0%	36.1%	41.9%	38.7%
Other(3)	248.1%	88.8%	202.9%	134.7%
Total	38.6%	43.9%	51.7%	55.7%

1. These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures" above.
2. Effective October 1, 2014, we decided to no longer accept applications for new commercial auto coverage. In February 2015, we decided to no longer offer renewals to our existing commercial auto policies beginning with those that expired on or after May 1, 2015.
3. "Other" includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association.

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

	For the Three Months Ended June 30, 2016	For the Three Months Ended June 30, 2015	For the Six Months Ended June 30, 2016	For the Six Months Ended June 30, 2015
Revenues				
Net premiums earned	$ 15,010,875	$ 10,865,715	$ 29,542,550	$21,251,514
Ceding commission revenue	2,569,025	3,655,522	5,339,362	6,744,926
Net investment income	764,070	625,972	1,577,127	1,200,628
Net realized gains (losses) on investments	283,432	2,263	363,868	(65,231)
Other income	284,508	393,040	533,855	1,024,231
Total revenues	18,911,910	15,542,512	37,356,762	30,156,068
Expenses				
Loss and loss adjustment expenses	5,786,836	4,770,813	15,270,691	11,834,030
Commission expense	4,526,208	3,600,164	8,796,274	7,012,491
Other underwriting expenses	3,596,134	2,961,663	6,942,575	5,960,818
Other operating expenses	432,696	377,843	761,935	706,341
Depreciation and amortization	289,173	246,572	573,001	482,234
Total expenses	14,631,047	11,957,055	32,344,476	25,995,914
Income from operations before taxes	4,280,863	3,585,457	5,012,286	4,160,154
Income tax expense	1,438,602	1,206,275	1,628,993	1,398,473
Net income	2,842,261	2,379,182	3,383,293	2,761,681
Other comprehensive income (loss), net of tax				
Gross change in unrealized gains (losses) on available-for-sale-securities	873,850	(1,313,096)	2,357,914	(607,522)
Reclassification adjustment for (gains) losses included in net income	(283,432)	(2,263)	(363,868)	65,231
Net change in unrealized gains (losses)	590,418	(1,315,359)	1,994,046	(542,291)
Income tax (expense) benefit related to items of other comprehensive income (loss)	(200,742)	447,222	(677,976)	184,379
Other comprehensive income (loss), net of tax	389,676	(868,137)	1,316,070	(357,912)
Comprehensive income	$ 3,231,937	$ 1,511,045	$ 4,699,363	$ 2,403,769
Earnings per common share:				
Basic	$ 0.36	$ 0.32	$ 0.45	$ 0.38
Diluted	$ 0.36	$ 0.32	$ 0.44	$ 0.38
Weighted average common shares outstanding				
Basic	7,794,347	7,337,817	7,558,366	7,328,098
Diluted	7,853,284	7,362,988	7,607,231	7,355,908
Dividends declared and paid per common share	$ 0.0625	$ 0.0500	$ 0.1250	$ 0.1000

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30, 2016	December 31, 2015
	(unaudited)	
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $5,446,841 at June 30, 2016 and $5,241,095 at December 31, 2015)	$ 5,072,253	$ 5,138,872
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $71,215,531 at June 30, 2016 and $62,221,129 at December 31, 2015)	73,398,463	62,502,064
Equity securities, available-for-sale, at fair value (cost of $10,417,835 at June 30, 2016 and $8,751,537 at December 31, 2015)	10,962,617	9,204,270
Total investments	89,433,333	76,845,206
Cash and cash equivalents	14,638,274	13,551,372
Premiums receivable, net	11,250,184	10,621,655
Reinsurance receivables, net	35,354,444	31,270,235
Deferred policy acquisition costs	11,548,056	10,835,306
Intangible assets, net	1,520,000	1,757,816
Property and equipment, net	3,143,656	3,152,266
Other assets	1,042,165	1,095,894
Total assets	$ 167,930,112	$ 149,129,750
Liabilities		
Loss and loss adjustment expense reserves	$ 44,335,224	$ 39,876,500
Unearned premiums	51,460,250	48,890,241
Advance premiums	1,789,122	1,199,376
Reinsurance balances payable	3,905,776	1,688,922
Deferred ceding commission revenue	6,662,989	6,435,068
Accounts payable, accrued expenses and other liabilities	4,021,433	4,826,603
Income taxes payable	739,615	263,622
Deferred income taxes	1,224,607	672,190
Total liabilities	114,139,016	103,852,522
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 8,884,844 shares at June 30, 2016 and 8,289,606 at December 31, 2015; outstanding 7,910,375 shares at June 30, 2016 and 7,328,637 shares at December 31, 2015	88,848	82,896
Capital in excess of par	37,861,030	32,987,082
Accumulated other comprehensive income	1,800,290	484,220
Retained earnings	16,036,390	13,605,225
	55,786,558	47,159,423
Treasury stock, at cost, 974,469 shares at June 30, 2016 and 960,969 shares at December 31, 2015	(1,995,462)	(1,882,195)
Total stockholders' equity	53,791,096	45,277,228
Total liabilities and stockholders' equity	$ 167,930,112	$ 149,129,750